Exhibit 99.3

During our Global Town Hall Meeting I provided an update on the proposed acquisition of Monsanto. Whereas we do not yet know if the proposed acquisition will be successful, we do know what we need to do today to ensure we can continue to grow in future.

The proposed acquisition of Monsanto represents a major step forward for our Crop Science business and would reinforce Bayer as a pure Life Science company with leadership positions in our core business segments.

With Monsanto, we would create a fully integrated leader in Crop Science and would be able to offer a broad product portfolio across Seeds & Traits, Crop Protection, Biologics and digital farming. Together, we would be an innovation powerhouse helping to prepare the industry for the next generation of farming.

The proposed transaction is driven by our strong belief that this combination would be a powerful response to the enormous challenges our industry has to take on in order to feed a growing world population. These fundamental challenges affecting the ag industry can directly be translated into a new set of requirements farmers must take into account while conducting their business.

This proposed combination of Bayer and Monsanto would form a new global leader in an industry worth about €85 billion. And we believe that would allow us to deliver a new set of offerings for the next generation of farming that would include:

•                  Tailor-made solutions for individual farmers catering to their very complex requirements across different geographies and products

•                  R&D capability at scale to be at the forefront of innovation, and

•                  Digital farming solutions which leverages technology to a maximum for farmers and the environment.

You can find more information online: https://www.advancingtogether.com/en/home/ or if you have questions, you can utilize the online tool http://de.bayernet.cnb/en/service/news-overview/global/2016/06/06/qaa-monsanto.aspx

For now, please continue to stay focused on what you can directly influence, which is the achievement of our 2016 business goals. Thank you for your continued support and commitment to shaping the next generation of farming.

Best Regards,

Liam Condon

Forward-Looking Statements

This communication may contain forward-looking statements based on current assumptions and forecasts made by Bayer management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. The company assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

Additional Information

This communication relates to a proposed offer by Bayer Aktiengesellschaft or its subsidiaries (“Bayer”), to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Monsanto Company, a Delaware corporation (“Monsanto”).  This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Monsanto.  No tender offer for the shares of Monsanto has commenced at this time.  At the time a tender offer for the shares of Monsanto is commenced, Bayer will file tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) with the Securities and Exchange Commission (the “SEC”) with respect to the tender offer.  Any definitive tender offer documents will be mailed to the stockholders of Monsanto.  STOCKHOLDERS OF MONSANTO ARE URGED TO READ THE RELEVANT TENDER OFFER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING THE TENDER OF THEIR SHARES.  Stockholders of Monsanto will be able to obtain free copies of these documents (if and when available) and other documents filed by Bayer with the SEC through the website maintained by the SEC at www.sec.gov.